exhibit 5.1

July 18, 2013

AtheroNova Inc.

2301 Dupont Drive, Suite 525

Irvine, California 92612

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by AtheroNova Inc., a Delaware corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), 3,000,000 shares of Common Stock (the “2010 Plan Shares”) of the Company, issuable pursuant to the Company’s 2010 Stock Incentive Plan, as amended (the “2010 Plan”), 300,000 shares of Common Stock (the “Shaw Shares”) of the Company, issuable pursuant to that certain AtheroNova Inc. Non-Qualified Stock Option Agreement issued as of February 20, 2013 by the Company to Joan Shaw (the “Shaw Option Agreement”), and 500,000 shares of Common Stock (the “Wedel Shares” and together with the 2010 Plan Shares and the Shaw Shares, the “Shares”) of the Company, issuable pursuant to that certain AtheroNova Inc. Non-Qualified Stock Option Agreement issued as of February 20, 2013 by the Company to Mark Wedel (the “Wedel Option Agreement”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that the Shares, upon issuance and sale in conformity with and pursuant to the 2010 Plan, the Shaw Option Agreement and the Wedel Option Agreement, as applicable, and following receipt by the Company of the consideration therefor, will be duly and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

Very truly yours, /s/ Stubbs Alderton & Markiles, LLP STUBBS ALDERTON & MARKILES, LLP